DELAWARE GROUP(r) EQUITY FUNDS V

Registration No. 811-04997
FORM N-SAR
Annual Period Ended November 30, 2011

SUB-ITEM 77D:  Policies with respect to security investments

On November 16, 2011, the Board of Trustees of Delaware Group Equity Funds V voted to approve changes related to the Fund's investment strategy in foreign securities.  The modifications permit The Delaware Dividend Income Fund to invest up to 30% of its net assets in foreign equity and debt securities.  These changes to The Delaware Dividend Income Fund's investment strategies and policies are incorporated herein by reference to the supplement dated
November 17, 2011 to the prospectus dated March 30, 2011 (SEC Accession No.
00001206774-11-000658).

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